Exhibit 99.1

Molecular Insight Announces Updates to Board of Directors

Cambridge, MA, January 27, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, announced that David R. Epstein and Yvonne Greenstreet, M.D., have resigned from its Board of Directors.

The resignations of Mr. Epstein and Dr. Greenstreet reflect significantly increased work commitments at their respective companies. Mr. Epstein recently was promoted to Head of Pharmaceuticals at Novartis and is relocating to Switzerland. Dr. Greenstreet serves as Senior Vice President and Chief of Strategy, Research and Development at GlaxoSmithKline.

“We have greatly appreciated David and Yvonne’s guidance during this pivotal stage of Molecular Insight’s development,” said Joseph M. Limber, Chairman of the Board.

Daniel L. Peters, President and CEO, said, “Both of these industry leaders have played important roles in helping the Company focus on our pipeline of oncology product candidates and identifying important areas of unmet medical need in which our therapeutics are uniquely suited to positively impact patient lives. We thank them for their efforts and wish them well in future endeavors.”

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our product focus, targeted markets and therapeutic impact on patient lives. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; difficulties or delays in obtaining financing, modifying our existing financing arrangements and generating the revenue as anticipated; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Investors

Chuck Abdalian

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media
Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications	(201) 923-2049
(617) 871-6734	spietropaolo@bccpartners.com
mreynolds@molecularinsight.com